-------
 FORM 5                                           ------------------------------
-------                                                    OMB APPROVAL
[ ] Check this box if no longer                   ------------------------------
    subject to Section 16. Form 4                 OMB Number:          3235-0362
    or Form 5 obligations may                     Expires:  January 31, 2005
    continue. See Instruction 1(b).               Estimated average burden
                                                  hours per response.........1.0
[ ] Form 3 Holdings Reported                      ------------------------------

[ ] Form 4 Transactions Reported


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    CLAPP, JR.                      RAY                      M.
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   (Last)                            (First)              (Middle)

                             4116 HANOVER
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                                    (Street)

   DALLAS                            TEXAS                  75225
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name AND Ticker or Trading Symbol

         ALAMOSA HOLDINGS, INC.  APS
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

      12/02
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Reporting
     (check applicable line)

     [X]  Form filed by One Reporting Person
     [ ]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                         2A.                     Securities Acquired (A) or      Securities     ship
                            2.           Deemed      3.          Disposed of (D)                 Beneficially   Form:     7.
                            Trans-       Execution   Transaction (Instr. 3, 4 and 5)             Owned          Direct    Nature of
                            action       Date, if    Code        ------------------------------- at End         (D) or    Indirect
1.                          Date         any         (Instr. 8)                (A) or            of Issuer's    Indirect  Beneficial
Title of Security           (Month/      (Month/                                                 Fiscal Year    (I)       Ownership
(Instr. 3)                  Day/Year     Day/Year)                 Amount       (D)     Price    (Instr. 3 & 4) (Instr. 4)(Instr. 4)
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


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

* If the form is filed by more than one reporting person, see instruction
  4(b)(v).

     PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMD CONTROL NUMBER

                                                                          (Over)
                                                                  SEC 2270(3-99)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        Form of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   ities     ity      In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable       (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   3.       Execut-  action   or Disposed   (Month/           ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         Day/Year)                   Amount  ative   Owned     In-      ficial
Title of     Deriv-  action   Date, if (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  (Month/  (Month/           ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Day/Year)Day/Year)         (A)   (D)     cisable  Date     Title     Shares  5)      4)        4)       4)
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

Employee     $3.52   2/27/02             A      3,670         2/27/02  2/27/12  Common    3,670           3,670       D
Stock                                                                           Stock
Option
(right to
buy)
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Employee     $4.99   4/29/02             A      13,375        4/29/02  4/29/12  Common    13,375          13,375      D
Stock                                                                           Stock
Option
(right to
buy)
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
Explanation of Responses:



           /s/ RAY M. CLAPP, JR.                                 1/7/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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